------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0104
                                                  Expires:               PENDING
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person

Babo,   James    B.
--------------------------------------------------------------------------------
(Last) (First) (Middle)

c/o In Store Media Systems, Inc.  15423 East Batavia Drive
--------------------------------------------------------------------------------
(Street)

Aurora  Colorado  80011
--------------------------------------------------------------------------------
(City) (State) (Zip)

================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

September 1, 2001
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Issuer Name and Ticker or Trading Symbol

In Store Media Systems, Inc.  /  ISMS
================================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


              Vice President of Business Development and Operations
      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Year)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

  X   Form filed by One Reporting Person
-----

      Form filed by More than One Reporting Person
-----


FORM 3 (continued)


====================================================================================================================================
                                     Table I -- Non-Derivative Securities Beneficially Owned
====================================================================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock ($0.001 par value)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)


FORM 3 (continued)

====================================================================================================================================
                                    Table II -- Derivative Securities Beneficially Owned
                                (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                         2. Date Exercisable           (Instr. 4)                                         Derivative
                            and Expiration Date     ---------------------------------   4. Conver-        Security:
                            (Month/Day/Year)                              Amount           sion or        Direct      6. Nature of
                            -------------------                           or               Exercise       (D) or         Indirect
                            Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Security        Exer-      tion                               of               Derivative     (I)            Ownership
   (Instr. 4)               cisable    Date        Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option                01-01-02   12-31-11    Common Stock($0.001    100,000         $0.42            D
                                                   par value
------------------------------------------------------------------------------------------------------------------------------------
Stock Option                01-01-02   12-31-11    Common Stock($0.001    150,000(1)      $0.42            D
                                                   par value
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) The 150,000 options vest ratably over a ten year period for the time that Mr. Babo is employed by In Store Media Systems, Inc.; provided that vesting will be accelerated if certain milestones are achieved.


      /s/  James B. Babo                                    February 15, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.